Exhibit 99.2

▬MANAGEMENT DISCUSSION SECTION
Operator: Thank you for your patience and welcome to the second quarter 2008 Grubb & Ellis Earnings Conference Call. My name is Candus, and I’ll be your coordinator for today. At this time all participants are in listen-only mode. After that prepared remark we will conduct the question-and-answer session. [Operator Instructions].
I would now like to turn the presentation over to your host for today’s conference Mr. Mike Rispoli, Senior Vice President of Investor Relations, sir you may proceed.
Michael Rispoli, Senior Vice President of Investor Relations
Thank you operator good morning and welcome Grubb & Ellis’s second quarter earnings conference call. Thank you for joining us today. This morning we issued a press release announcing our financial results for the second quarter of 2008. This release is posted on our website at www.grubb-ellis.com. This call has been webcast live and will be archived and available for replay. The replay may be access from the Investor Relations section of our website.
In just moment we will provide commentary on our results and then we will open up the call for Q&A.
First, I would like to remind you that comments made during this call may include certain forward-looking statements, actual results and the timing of certain events could materially differ from forward-looking information discussed on this call. Factors that may cause such results to differ are set forth in this morning’s press release and the company’s filings with the Securities Exchange Commission.
The merger between Grubb & Ellis and NNN Realty Advisors was completed on December 7, 2007. As required by generally accepted accounting principles, the transaction was accounted for as a reverse merger with NNN as the accounting acquirer.
Accordingly, the company’s results of operations commencing on and subsequent to December 7, 2007 include the operations of the combined entity.
Results of operations prior to that date including second quarter 2007 results reflect only the operations of NNN.
In an effort to present a more complete financial and narrative description of the results of operations, the company has also provided non-GAAP financial measures. The non-GAAP financial measures are intended to reflect the company’s results of operations on a combined basis exclusive of the total financial or accounting impact associated with the merger transaction. Such as amortization associated with purchase price adjustments are identified intangible assets.
These financial measures also exclude the impact of non-cash stock based compensation; rental related operations, primarily with respect to certain assets held for investment and other non-cash items.
The non-GAAP combined results for the three months ended June 30, 2007 do not purport to show the results as if the companies were merged as of January 1, 2007 but rather represent an arithmetic combination of the results of the two companies.
Results do not reflect the elimination of transactions between the companies and certain estimated synergies and expenses related to the combination for the periods presented. As required by SEC

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regulations, we have provided reconciliations of these non-GAAP measures to what we believe are the most directly comparable GAAP measures in our earnings release and related 8-K filing.
With that I will turn the call over to Gary Hunt, our Interim Chief Executive Officer for opening remarks.
Gary Hunt, Interim Chief Executive Officer
Thank you, Mike. And Good morning everyone. Joining me in today’s call is Rich Pehlke our Chief Financial Officer and Jack Van Berkel our Chief Operating Officer, Jeff Hanson, President of Grubb & Ellis Realty Investors, is also here with us this morning and will be available to respond to any of the questions.
We’re pleased to have the opportunity this morning to review our second quarter performance and update you on the progress achieved by Grubb & Ellis as we continue the post merger integration process and leverage our expanded platform.
As you know I became the company’s Interim CEO on July 10th, upon the resignation of Scott Peter’s. I would like to reaffirm that the Scott has retained his roles as Chairman and Chief Executive Officer of Grubb & Ellis Healthcare REIT and Executive Vice President of the Grubb & Ellis Apartment REIT. And we are very pleased to continue to have Scott’s involvement and advise as we move forward.
Presently we are in the early stages of our search for a permanent CEO. In the interim I am working closely with the executive management team to ensure that we continue to move forward with our merger integration process. And execute on our overall growth strategy.
Today, my colleagues and I will discuss current market conditions their impact on our businesses and how we are responding to these conditions.
Additionally, we will update you on our progress regarding the merger integration as well as our overall goal to make Grubb & Ellis a leading global real estate services and investment firm.
First, I would like to highlight key quarterly financial results. Grubb & Ellis reported second quarter 2008 revenue of $167 million compared with revenue of $182.7 million for the combined companies in second quarter 2007.
The company posted a second quarter net loss of 5.1 million compared with net income of 11.3 million for the companies on a combined basis in the same period of 2007.
Adjusted EBITDA which excludes certain charges, specifically non-cash stock compensation and the impact of assets held for sale — for the second quarter was $12,400,000 compared with 27,400,000 for the companies on a combined basis in the second quarter of 2007.
For the first six-months of 2008, Grubb & Ellis generated revenue of $327.5 million compared with revenue of $331.2 million for the companies on a combined basis, in the first six months of 2007.
The company posted a net loss of $11 million for the first half of 2008 compared with net income of 11.8 million for the companies on a combined basis in the first half of 2007.
Adjusted EBITDA was 20.1 million for the first half of 2008 compared with the combine companies adjusted EBITDA of 34.1 million for the first half of 2007.

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Let me pause for a moment and point out that it is extremely important to put these numbers into context in light of current market conditions.
The economic slowdown and tightening credit conditions that are brought to capital markets to virtual halt began one year ago. Prior to the slowdown the commercial real state industry was extremely healthy and Grubb & Ellis and NNN Realty Advisors like its peers were benefiting from a robust capital markets and commercial real estate environment.
Given the significant headwinds that we are currently facing. We at Grubb believe that our results for the quarter and so far in 2008 are strong. They represent the resiliency and diversified nature of our business.
Now, I will spend a few minutes reviewing present market conditions.
Today capital markets continue to struggle with non-issuance of CMBS. Loans are available from banks and insurance companies, but many banks are focused on maintaining their capital reserves to guard against further losses in their residential loan portfolios.
While insurance companies are said to be already pumping up against their annual allocations to commercial real estate. Consequently while capital for development and investment transactions remains available, it is more difficult to obtain with lower loan to value ratios and more onerous terms such as the return of recourse lending.
As a result, commercial real estate investment volume was down 69% industry wide in the first half of the 2008 versus the first half of 2007. Cap rates are experiencing upward pressure with analyst estimate surprise declines ranging from as low as 10% to as high as 30%.
Additionally, rising vacancies and softening rental rates are expected to result in some forced asset sales by investors particularly, those who’ve purchased in the last couple of years with the help of higher leverage and overtly optimistic or aggressive performance.
We expect the gap between buyer and seller expectations to close slowly property-by-property as sales are consummated. More forced sales are likely to come to market and delinquency and foreclosure rates are expected to rise.
Although it may take the capital market longer to recover, there is a large amount of private and an institutional capital waiting in the wings to scoop up those properties where the bargains finally began to appear which for help to drive transactional volume sooner.
The U.S. commercial real estate leasing markets also started to slow in the second quarter although the labor market is shedding jobs at a surprisingly gradual pace.
Job losses are nevertheless being felt in the leasing markets in the from of rising vacancy rates, moderate negative absorption and more generous concession packages for tenants.
Though absorption activity is only modestly negative, a fair amount of space remains in the construction pipeline. As this space is delivered it will push vacancy rates higher though on a pace we believe will be moderate and to levels that we also believe are expected to fall short of the peaks reached in last soft cycle in 2001.
Leasing market conditions are expected to soften for all property types at least through year-end. With the greatest softening expected in the retail market followed by office, industrial and apartment.

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As noted in our earnings release Grubb & Ellis’s second quarter 2008 results clearly benefited from the company’s expanded platform. The diversification of our investment programs which produce stable annuity income contributed to our 41% increase in our equity raise year-over-year.
Our tenant-in-common programs continued to source equity and make acquisitions on behalf of investors albeit at a slower pace than last year. The lower equity raise with respect to our TIC programs was offset by the increased equity flowing into our two non-public traded REITs and our recently introduced wealth management platform.
During the first half of 2008, we entered into selling agreements for the Grubb & Ellis Healthcare RIET with LPL, NPH and AIG, three of the five largest independent broker dealers in the country.
These agreements considerably expand the distribution of our public and non-traded Healthcare RIET and will allow us to attract equity at a greater pace.
Another past if take away was the fact that assets under management, also increased during the quarter to 6.5 billion from 6.1 billion at March 31st 2008. Since the beginning of the year assets under management have grown by 12%.
Like our investment business our management services businesses produces stable annuity income. Management services fees increased 15% during the quarter over the period your period — prior year period.
Conversely our transaction services business which derives fees from brokerage sales and leasing, saw a 31% decrease in revenue year-over-year.
Investments sales activity for this business segment was down by 52%.
In spite lower transaction velocity, the current environment is prompting many companies to cut costs, which is leading to a growth in outsourcing. This trend bodes well for our global client services business, which is positioned to deliver record results in 2008. To the first half of 2008, our global client services practice retained all of its major client relationships and in many cases expanded those relationships.
We recently renewed and expanded our scope of transaction and facilities management work for several key clients including A.J. Gallagher, Quest, SAFECO and United Stationers.
In addition we have added several new Fortune 1000 corporate clients since the start of the year including a large multi market engagement for a Fortune 50 financial services firm.
While current market conditioning — conditions are challenging Grubb & Ellis has been making progress against our stated objectives and seeing the benefits from the post merger expansion of our platform, which has diversified our revenue base.
Additionally we are continuing to realize the cost and revenue synergies created by the merger and are on track to achieve our integration goals.
Let me conclude by reiterating that our plan is to ensure that Grubb & Ellis is fully positioned to help our clients take advantage of the opportunities that exist, both in the current market and as conditions began to improve.
We believe that we are taking the steps necessary to bring that plan to fruition. We have been navigating well through a challenging market by responding quickly to changing market conditions and remaining focused on servicing our clients.

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With that I’d like to turn the call over to Rich Pehlke our Chief Financial Officer.
Richard W. Pehlke, Executive Vice President and Chief Financial Officer
Thank you, Gary. Good morning everyone. As Gary, indicated current market conditions are extremely difficult and as a result our 2008 results are being impacted. We do not anticipate conditions improving significantly in the near term.
We continue to manage our business conservatively and have taken a number of actions to respond to the current environment.
Second quarter revenue decreased approximately 8% year-over-year, which was primarily the result of lower transaction services fees as well as lowered disposition fees associated with our investment program.
Both the direct results of weak market conditions the company reported a net loss of 5.1 million for the quarter. The loss was primarily due to a catch up depreciation and amortization expense related to classifying five real estate properties as held for investment rather than held for sale.
This re-class resulted in a one time non-cash pre-tax charge of 8.9 million for the quarter. Also during the quarter, we recorded 4.7 million of merger related cost 3.2 million of non-cash stock based compensation, 600,000 for amortization of certain intangible assets and 1.5 million of recognize loss and marketable securities.
These charges were partially offset by 4.9 million of rental related operations and other non-cash items.
Based on approximately 63.6 million average shares outstanding during the quarter, the company reported a loss of $0.08 per share, again also the $5.1 million net loss.
EBITDA was 7.6 million for the quarter adjusted EBITDA which excludes the charges I outlined earlier specifically the non-cash stock compensation and the impact of assets held for sale and merger related cost was 12.4 million compared with 27.4 million during the prior year period.
We continue to expect to meet or exceed 2007 adjusted EBITDA goal, the goal of adjusted EBITDA was 74.8 million which meets or exceeds last year’s number. This expectation is based on the following assumptions.
Continued growth in the equity raises of our non-traded REIT and TIC programs we expect to raise significantly more equity in these programs during the second half of the year as compared to the first largely due to our increased broker dealer platform that Gary outlined.
In addition we expect a 15 to 25% increase in transaction services revenue compared with the first half of 2008 and we will also realized cost synergies from the actions completed during the first half of ‘08.
Grubb & Ellis is leveraging it to the expanded platform and strategic initiatives including an expanded broker dealer network and its strong brand. And will position the company for growth and expansion both in the second half of 2008 and beyond.
At the same time, we continue to keep a close hand on expenses. We continue to identify synergies and maximize operating efficiencies as a result of the merger. To date we have identified more than 17.5 million in annual cost savings, some of these savings are being re invested in key talent to insure that we are positioned optimally for when the market recovers.

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But at the same time in response to the current economic environment, we are keeping a tight reign on expanses. We have imposed a higher increased for non-essential positions through the organization and have implemented other cost saving measures to insure that our expenses are in line with our revenue expectations.
The majority of our expenses are related to compensation and reimbursable cost directly related to revenue production.
G&A represent the 13% of the revenue for the quarter. More importantly G&A costs are lowered compared to the second quarter of ‘07 on a combined basis.
As I mentioned earlier our bottom line was adversely impacted by the overall expense burden of five properties recently reclassified as held for investments.
Just a reminder these five properties were sourced, two of them came from pre-merger with NNN Realty of the strategic office fund strategy of value added properties and three assets that were brought to the merger for Grubb & Ellis through a special acquisition corporation strategy of value added assets.
These assets are performing at or above expected levels on an operating basis and we have added their operating income back into our EBITDA calculation. However, as we’ve said repeatedly these assets are not core to our long-term strategy.
We are continuing to examine ways to maximize value from our investment and are considering all options in the very timely manner.
As most of you know, our credit facility contain provisions requiring us to sell the three assets purchased for Grubb & Ellis Realty Advisors by September 30, 2008.
In cooperation with our bank partners we’re pleased to announce that we have amended our credit facility to allow us to hold these specific assets until March 31, 2009.
We finished the quarter with 29.7 million of cash and cash equivalents up from the 24.8 million at March 31. During the quarter we drew down 25 million on our credit facility and as of June 30, we have 63 million outstand in our facility. 14 million of that draw down was used to retire mezzanine debt on one of the assets held for investment. And 6.5 million which used to fund the first quarter ‘08 cash dividend.
Other sources and uses of cash during the quarter were essentially breakeven. On a year-to-date basis the company reported revenue of 327.5 million compared with 331.2 million in the first six months of ‘07.
For the first half of 2008 the company reported a net loss to common stock holders of 11 million compared with net income of 11.8 million in the year-ago period. For the first six months ‘08, EBITDA was 8 million compared with 30.1 million during the same period of ‘07. Adjusted EBITDA for the first six months of ‘08 was 20.1 million versus 34.1 million for the first six months of ‘07.
The primary drivers for the year-over-year decline in adjusted EBITDA are a decline in transaction services revenue of 29.9 million. And 7 million decline in disposition fee revenue.
We expect this trend to continue as rising cap rate and different expectations between buyer and sellers, result in a longer holding period for some of our investment products.

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These decreases that I underlined were partially offset by the recurring revenue from the increase in square feet and assets under management and the beginning effects of receiving synergies resulting from the merger.
Since Gary detailed the factors driving the services business and predominantly all the adjusted EBITDA generated in the first half of ‘08 came from our investment and management business.
I’ll focus my segment comments on the investment business. Second quarter investment and management revenue totaled $35.4 million compared with $41 million in the same period a year ago. The growth in acquisition and management fees were more than offset by a decrease in disposition fees due to lower transaction volume year-over-year.
During the quarter our public non-traded REITs and our wealth management platforms continued to perform extremely well.
As a result our investment program raised an aggregate of 252 million of equity during the second quarter. This compares favorably to a total equity raise of 221 million a year ago. For the year, the company’s investment programs raise approximately 516 million compared with 365 million in 2007.
Our public non-traded REITs raised approximately 138.7 million during the second quarter up 38% from the equity raised in quarter of ‘07 and the equity rates continues to accelerate as our new broker dealers begins to ramp up the marketing of our products.
For the first half of the year, non-traded REIT products have raised approximately 212.9 million of equity up from 140.8 million raised the year earlier.
The equity raise reflects both the strong investment appeal of our REIT products under the Grubb & Ellis brand and the strength of our proprietary REITs in the alternative investment sector.
The continued success of our REITs and the relationships that we are building within the broker dealer network will be instrumental in reaching our goals for ‘08 and beyond.
Since the beginning of the year, our wealth management program our newest investment platform has placed approximately 188 million in a variety of high quality real estate assets on behalf of high network individuals and corporations.
Our traditional tenant-in-common 1031 exchange programs raised approximately 106.7 million during the first half of 2008 compared with 224.4 million year ago. We expect the equity raise in this investment product to pick up in the second half of the year despite of significantly lower total market.
Our financial position as sponsor should bring continued opportunity to gain market share in an environment where many competitors are not as strongly capitalized during the second quarter of ‘08 Grubb & Ellis Realty Investors completed 21 acquisitions valued in access of $497 million.
As of June 30th approximately 25.8 million square feet of properties Grubb & Ellis Realty Investors capital management portfolio has been successfully transitioned to our management services subsidiary. Grubb & Ellis Management Services.
At June 30th, 2008 Grubb & Ellis managed approximately 218 million square feet of the property. Before I close my remarks I would like to briefly address our decision to institute a share repurchase program. Allowing us to repurchase up to 25 million of company’s common stock and the suspension of our quarterly dividend payments.

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By utilizing a portion of our liquidity to repurchase shares at current levels we will have been in greater financial flexibility to invest in growth opportunities as well as create shareholder value for our stockholders.
The plan is in place and will commence in third quarter.
Overall we believe the company is in sound financial position. We will remain diligent with regard to cost cutting and growth opportunities and we’ll stay focused on delivering the best possible results for our shareholders.
At this point I’d like to ask Jack Van Berkel to update you on our merger and integration efforts.
Jack Van Berkel, Executive Vice President, Chief Operating Officer and President of Transaction Services
Thanks, Rich. And hello everyone as you know one of our priorities since the closing of the merger has been to integrate NNN Realty Advisors and Grubb & Ellis Company. This process in the road to the success of the merger not only from a client service standpoint but also from a cost and revenue perspective.
Since we last spoke to you in May we are pleased to say that we have had identified an additional 1 million in expense synergies. This brings the total to more than 17.5 million in identified and annualized cost savings. For our accomplishments and perspective it is important to reiterate the rationale behind the merger of Grubb & Ellis and NNN Realty Advisors.
While the industry continues to consolidate, our merger with NNN Realty Advisors was unique and there was little overlap of products and services. Instead it has provided an opportunity combine Grubb & Ellis brand string broad footprint and real estate services with the earnings power and investment expertise of one of the leadings sponsors of alternative real estate products.
Ultimately creating a new company because that has all of the elements necessary to became one of the leading providers of real estate services and investment products.
As we integrate the two companies, we are focused on creating a more streamlined organization that allows us to recognize the benefits associated with the merger.
All of our actions have been designed to support the goals, of one cross selling of real estate services and investment products, and capitalizing on the synergies of our businesses. Two, leveraging the strength of the Grubb & Ellis brand to expand the broker dealer network of our 1031 tenant-in-common exchange and public non-traded REIT products. And three building a global platform that offers real estate services and investment products to anyone from the largest corporate users and institutional investors to individuals who believe real state as an important part of their investment portfolio.
With regard to cross selling our new go-to-market strategy which was launched on July 1st more closely integrates our service delivery platform. We believe this new structure will allow us to more effectively service our clients. As they increasingly expect holistic solutions from service providers. As well as better insulate Grubb & Ellis from the types of market conditions we are seeing today.
Our new structure is designed to seamlessly integrate our transaction management services and investment platforms.
Local managing directors are responsible for the profitability of the respective regions and will be supported by senior management and corporate service directors to insure that our clients are best

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served. This structure will be further supported by an operations infrastructure focused on reporting metrics and data. Just last week, Jim Jones has spent his last three years as Executive Vice President of Operation till CB Richard Ellis joined us.
Jim led the same title as Grubb & Ellis as charged with billing and infrastructure that postures operational excellence. Jim has just won several new hires may over the past several months and is representative of our focused and attracting top talent and strengthening our platform. But in the past several weeks, we also have the Chuck Hunt, a 20-year veteran of the Southern California real estate market was returning to Grubb & Ellis to run our LA county brokerage operations.
On the investment side, we announced John Caley, an 18-year veteran on the commercial real estate investment market had joined the firm from Meridian Value Partners to over see the acquisition and disposition process for investment programs.
Since the beginning of the year, we’ve added 7 key individuals in the senior operational business development positions. We also continue to attract high quality talent within our local offsets. As both Gary and Rich have mentioned, our goal is to balance a need to match our business for current market conditions with our goal building in diversified global platform of products and service offering.
As we all know, the market will recover and when it does, Grubb & Ellis will be more prepared than ever to service to need of its corporate and institutional clients and individual investors.
Despite market conditions and the pace of change within our organization, morale remains extremely high. As witnessed by our recent personal announcements, the opportunity to be a part of an organization that’s provide additional learning opportunity to its professionals and the unique product sectors clients attracts top talent. Although we continue to actively replace our lower performing broker’s professional with high quality producers, we have seen almost no turnover among our top producers which is extremely encouraging.
The strength of the Grubb & Ellis brand has quickly become a competitive advantage for our investment products. Probably one of our biggest successes to date has been our ability to expand our broker dealer network, primarily as a result of the Grubb & Ellis brand.
As Gary mentioned, since the close of the merger, we have entered into selling the agreements for the Grubb & Ellis top share deal with LTO and NPH and AIG, three of the five largest independent broker dealers in the country. These agreements more than doubled the number of register reps eligible to market the healthcare read and has resulted in our ability to attract equity at a greater pace that has increased the name recognition for Grubb & Ellis and all our products and services.
With each new broker dealer that comes aboard, we also expand the Grubb & Ellis brand. We have more than 1800 real estate brokers in tens of thousands of financial reps in each in the field each day discussing our company and its product with our clients.
Before I turn the call over to Gary for concluding remarks, I want to reiterate how pleased I am with the progress we have made, particularly in the phase of a challenging market environment, and I believe the company is better positioned for both current conditions as well as the eventual rebounding market. Our integrations is on track and we continue to add the talent and resources that allow Grubb & Ellis to deliver best-in-class service ability to its employees and long-term value to its stockholders. Gary?

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Gary Hunt, Chief Executive Officer
Thank you, Jack. Thank you, Rich. To summarize the quarter, we continue to integrate our organization and execute our growth strategy while keeping a tight reign on costs. Our expanded platform and the resulting cross selling opportunities as well as our ability to leverage the Grubb & Ellis brand to expand the distribution channel for our investment products is helping to mitigate the impact of the current market conditions.
We are focused on continuing to position Grubb & Ellis for the future, both through organic growth and strategic acquisitions. So that we are poised to maximize our earnings potential as the market recovers. As we move forward with our growth strategy, Grubb & Ellis has and will continue to keep its focus and attention squarely where it belongs. And that is on its clients to through avenues of our success and focused on our shareholders, our investors.
Before taking your questions, I would like to make a couple of comments related to the composition of our board. Last month, we announced that Devin Murphy joined our Board of Directors. I would like to take this opportunity to welcome Devin and say how pleased we are to have someone of his caliber as a member of the board of Grubb & Ellis. Devin brings more than 22 years of financial and real estate investment banking expertise and has worked at some of the largest financial institutions in the world, including Deutsche Bank and Morgan Stanley.
We conducted an extensive search prior to Devin’s appointment and could not be more pleased with his outcome.
And I’d like to just iterate as a former member of NNN Board and a member of the Board of Grubb & Ellis and now the Interim CEO that the same rationale for merging Grubb & Ellis and NNN Realty Advisors in December 2007, still exist today.
We are very pleased with the progress of our company to date, we are very pleased with the expansion of our platforms and we are very pleased with the foundation its laying for the future and we continue to execute on the objectives outlined and our growth strategy.
At this point I would like to open up the call to your questions. Sitting here as I indicated we have Rich, Jack and Jeff and myself and will be glad to answer any questions that you may have.
So operator please open up take their any questions that are up now.

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▬ QUESTION AND ANSWER SECTION
Operator: Thank you, sir [Operator Instructions] Our first question will come from the line of Will Marks of JMP Securities.
<Q — William Marks>: Thank you, good morning everyone. I had couple of questions, one is on the TIC business can you discuss, I missed beginning of the call if you made some comments. But on your market share in that area of your business?
<A — Richard Pehlke>: Hi, Will, this is Rich; we currently are holding about 15% share in the TIC business.
<Q — William Marks>: And would you say that has changed I know some competitors have gone out of business, it’s a tough environment?
<A — Richard Pehlke>: I think it’s relatively flat, we’ve seen soft conditions in the overall market as some competitors have suffered because of their capital structure or the weaker conditions. We actually think it will be an opportunity for us to gain share as year progresses and as we indicated in my comments we’re confidence we’ll raise more equity in the second half of the year.
<Q — William Marks>: Okay. And then on the brokerage side what was your broker head count at quarter’s end you added brokers?
<A — Richard Pehlke>: Our total head count was 867 which is down a about a little about probably 30 or 28 brokers from the March 31st.
<Q — William Marks>: And is that something that you had strived for meaning are you cutting back or have you lost brokers or their firms?
<A — Richard Pehlke>: We continue to look in our it’s constant adds and take away if you will, there is some churn some by our desire, some by others it’s a tough market where as you know most of the broker environment is such that, they don’t get paid if they don’t do transactions and so some people use this an opportunity to find a different career path. We have not been as aggressive in hiring as we have in years passed through. I think we’ve said many a times we are focusing much more on productivity, rather than just numbers of brokers. And some of the changes that I think, Jack, outlined in his comments. The go-to-market strategy are directly related to driving growth in productivity in the broker trends.
<A — Jack Van Berkel>: Will, its, Jack, we’re definitely in the market though we’re — we’ve got a lot of recruiting going in specific markets we’ve outlined the critical needs that we have going foreword. We’ve got some specific objectives here in the next six months. All along we’ve been telling our brokerage community that’s all around productivity, not around headcounts. So obviously number one metric we’re focused on is continuing to drive that overall broker productivity. But we’re definitely in the market and we’re definitely making some critical hires in the individual markets.
<Q — William Marks>: And when you are recurring what are — I realize you have a very strong national name, the throughout Grubb & Ellis, can you explain in addition to that is it splits or you as splits. I assume they aren’t that different from many of the other national players that may be you can comment there?
<A — Jack Van Berkel>: Our splits are a little bit higher than the national players obviously we have a bit of compensation advantage, but obviously we are looking to take other pieces of the platform to our managed, right. So obviously we have an investment platform that we’re leveraging, culturally we are trying to differentiate ourselves a little bit from the big players and as we continue to expand the services platform with dealent hailers [ph]. That’s obviously a big advantage to us. I

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mean we don’t want to be CB or JLO. We want to create a unique space for ourselves in the marketplace and culturally as well.
<A — Richard Pehlke>: I think I wanted to this is a good question, I think underline one of the reasons for the merger. Basically it brings — multiple platforms to the transactional services side to the brokerage business, it doesn’t exist with a lot of our competitors and that I think is boding well as we are talking with the brokerage community as we are recruiting this top notch brokers. The Jack has referenced earlier in his comments. So and the comments we’re getting back from the brokers that are joining us that are leaving very good positions with very good companies, that they are very excited about combination of platforms that have created at new Grubb & Ellis.
<Q — William Marks>: Okay. And then couple of questions on the remainder of the year and then I will give up the floor. But you gave some guidance of 15 to 25% transaction revenue growth in the second half and that is replaced with brokerage platform is that correct?
<A>: That’s correct.
<Q — William Marks>: And how can we get there in this environment that seems to be a lot of growth?
<A — Richard Pehlke>: Well and I think again there has to be in context where I said it’s 15 to 25% higher than the first half of this year and you remember, Will, that seasonally we are much weaker in the first quarter of the year our strongest quarter is expected to be the fourth quarter of this year we have a larger mix of leasing revenue versus transaction sales revenue. So when you really kind of look at those that expectation of against probably the prior year you are still talking to pretty significant decrease year-over-year. We’re pretty reflective of market conditions, so it really it’s not that high of a bar relative to what see in our mix of business and what’s in our pipelines and expectations, again at the end of the day we can’t make transactions happen. But we think it is a very achievable number at this point.
<A>: Will, we have done obviously to an extent of look into each individual market we’ve forecasted based upon each of those individual markets we’ve taken the current situation into account and we’re feeling very confident about that number, second half of the year.
<Q — William Marks>: Not actually this leads to my final question on second half and that is if you do expect the brokerage to be down obviously on the revenues side. I know that’s not a huge part of the business anymore but the simple numbers are you guys would need to in order to hit last year’s number, it appears you need to earn about 55 million of EBITDA in the second half versus about 40-41 in the second half of ‘08, may be there are some synergies but even if there were 15 million of synergies you’d be assuming that flat EBITDA second half after EBITDA been down 41% in the first half of the year. So how do you make that up, its just seems almost impossible?
<A — Richard Pehlke>: Well, it’s a challenge, I wouldn’t use the word impossible because we believe we can hear up but I think there are couple of things that drive that, number one, our cost structure is such that any kind of uplift we get on the transaction side pretty well falls through at the margin, like we have talk about. We’ve held our G&A cost almost constant now for six quarters.
So the combination of synergies across our expanded base and any uplift in the revenue on the transaction side will fall through on the margin and the investment platform side its all driven by the growth in the equity raise and additional assets under management as well as effect that we’d be doing more acquisitions with the equity raise. It’s a fee driven business very high margin. And so its we’re successful in getting the equity and the door and putting that to work. And we believe we can that certainly from our history and from our capability is a very doable number in terms of what we can crank through in six months we should be able to generate high margin fee based business in the second half of the year.

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<Q — William Marks>: Okay. That’s very helpful, thanks guys.
<A>: Thank you.
Operator: Our next question will come from the line of Brandt Sakakeeny of Deutsche Bank. Please proceed.
<Q — Brandt Sakakeeny>: Thanks, first one only for brand, just wondering the fee, the year-over-year corporate head count number, just obviously you noticed that you have been pretty aggressive in adding to your just in your leadership ranks, as you mentioned during prepared remarks. So just wondering, if the synergies are not coming on the headcounts and where might be they coming from?
<A>: Well I don’t have the exact number in front of me of corporate headcounts, because we are in the process that still merging the organizations and kind of whether we call person to corporate or support operation for the operations and you can almost get too definitive, I think, overall it’s relatively flat — some of the hires we have made have been in areas that would drive operational business, not necessarily corporate overhead. We’re still looking to take corporate overhead out of the business, on a going forward basis and become a more streamline organization.
So from the standpoint, we’re trying to put investment dollars in reinvesting synergy savings in areas where we can drive revenue. And Jack, you could speak that.
<A — Jack Van Berkel>: Brandt, this is Jack. I mean obviously, we are a service based company. So when you are taking out million and millions of dollars with synergy cost that’s coming typically from one area, that’s head count. So obviously what we’ve done is, we’ve streamlined the organization significantly, even though you have seen a lot of announcements from us specific to individual heirs, a vast majority of the cost...the cost cutting has come out of that head count ranks. So it’s a mix, it’s a mix issue, and I would say that there is been a lot more coming out and there is been going in even though the ones coming in were incredibly pleased with.
<A>: In addition to that I would just add to that, a lot of the overhead is come out has been in the operational lines in particular some of the legacy group business from the standpoint that we were much more... we weren’t as synergistic about our go-to-market strategy that Jack out lined, and through the efforts that Jack and Dylan Taylor have done in terms of bringing the businesses together. We have got a lot more efficiency in the senior ranks now of the services side of the business.
<Q — Brandt Sakakeeny>: Okay. That’s helpful color. I guess then as a follow up just given Scott’s decision to step down and continue to run the non traded reads. What safeguards are in place to assure that the market reason remain in house given that they are independently governed. Can you talk about the dynamics there of the independent leadership?
<A>: Well I — first of all the success of what we’ve experienced in Healthcare REIT, is probably is the best safeguard that we have from the standpoint depth and I am going back to a comment Gary made earlier about the rational for the merger. One of the rational under the investment product side was now being the operations and with the Grubb & Ellis platform and Grubb & Ellis brand. And I think the numbers speak for themselves, a significant increase in participation of the broker dealer networks as we have been driven by the fact that this is now a branded product that has real presence in the real estate market. And a lot of people understand the sense behind what we are trying to do.
So I think the board, the independent board of REIT, there is a very constructive relationship with us as a sponsor. They understand the value of growing the REITs Scott has indicated at every

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turns that he is totally dedicated to helping make that successful. And so far that’s been the case and so we think that’s the best safeguard we could have.
<A>: And Chris, I would just add. I have had numerous conversations with Scott and he is a very committed to making the Healthcare REIT successful, very committed to continuing the relationship with Grubb & Ellis as are the members of the Healthcare REIT Board. So I think the partnership that’s been created with the two entities is as secure as one could imagine and we are moving forward in a very positive way.
<Q — Brandt Sakakeeny>: Okay, great. And then I guess finally back to sort of second half expectations and clearly may be the biggest towards the sort of the upside there, related to the first half as your expectations on the investment management side, is that the highest margin business that you run. I guess how often are you that, these new relations decided in your prepared remarks with the broker dealers and significantly does increase the selling exposure and the market, how confident are you that it will really make immediate impact, I mean is there not going to be some sort of rep time education process that new brokers need to undertake before they can really hit the ground running with these products. Can you just help us understand that?
<A>: Chris, I may call on Jeff Hanson to comment on that foresight.
<A — Jeffrey Hanson>: Good morning Chris. Thanks for the question. I would site LPL as an example in the first call at 90 to 120 days of them signing selling agreement if memory serves correctly. They place over $40 million in equity, into the Healthcare REIT and again that was over the first three months. So there is — we expect tremendous amount of upside not on the NNPL [ph] as they continue to ramp up process. But we also have appropriate strategy to get AIG and NPA ramped up in equally as quickly over merit.
<Q — Brandt Sakakeeny>: Okay Thanks guys.
<A>: Thank you.
<A>: Thanks Chris.
Operator: Our next question will come from the line of Robert Riggs of William Blair & company, please proceed.
<Q — Robert Riggs>: Good morning everyone, going back to the investment management business for a second, have you included any additional equity raise for wealth management business in terms of your assumptions for the rest of the year?
<A — Richard Pehlke>: Well in corporate it is in our thoughts and we haven’t articulated, exact number is some impact from the wealth management, that is a much more opportunistic strategy. We are constantly working to market that platform, both through marketing efforts, our website et cetera, but again a lot of that can be driven off the results of transaction businesses and transaction volume in the market. So we have not built too heavy of reliance so there is probably more upside than downside in our forecast in wealth management.
<Q — Robert Riggs>: Okay.
<A>: Is lower, it’s lower margin.
<Q — Robert Riggs>: Okay.
<A>: So its lower margins, less impacted.

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<Q — Robert Riggs>: Okay great. And then looking at given the balance between seen opportunities in a difficult market environment in terms of adding new producers and then also new businesses, new geographic areas. How are you balancing that against the efforts to contain cost?
<A — Richard Pehlke>: Well, I mean Jack, and I both can speak to that. The bottom line this and Jack, said it well earlier this still is a services business. And it’s a human capital based services business in many aspects. So on the services side especially if we see good talent we would not hesitate for the right opportunity to either take a run at hiring new talent or adding to our — in to our talent next. But we always balance that every time regardless of market conditions, against received expectations what the return on investment will be. That’s really what we investing in this business. So, when opportunity arises the beauty of it is that now with the merged companies it just had an impact in terms of making us more attractive place to be.
<A — Jack Van Berkel>: And then we had a whole set of metrics. Internally we go through in terms every time we hire someone and we look at obviously the whole cost model associated with that individual. But, I’ll tell Robert, it’s well based upon the consolidation we’re seeing in the overall market. There is a lot of talent out there right now, and we know that the market will turn and we’re going to need that talent to expand our business. So we’re looking very closely at the talent that is available to us right now. And there is significant talent that it is attracted to us right now.
<A — Gary Hunt>: Robert, this is Gary, I’d just add that, not all that we watch the cost side of bringing the new talent on but, what is exiting to me as I’m watching this process is that there are very-very-very good people out there, that are in very good positions in their company’s and we are very excited about what the model that Grubb & Ellis has created and they are willing to come over here. And that I think speaks a lot to what has happened here at this company post merger. So on one end we are watching the past we are watching the overhead. But on the other hand we are going to make sure that we get the very best people out there to move our platform score rate.
<Q — Robert Riggs>: Great. And then just finally you talked about some success with the corporate services group given the difficult environment this company is coming to you to provide those services. So can you just discuss some of those kind of recent wins, are you seeing better margin in those businesses and really how are you win those relationships?
<A — Gary Hunt>: I think overall the marching that business tends to remain relatively flat you know I don’t think this dynamics of the pricing metrics change all that much year-over-year, I think it really comes down to the quality of service and to give credit to our people, Dylan Taylor and his team have done an outstanding job in terms of bringing the entire platform to bear as we’ve talked with our clients and prospective customers in terms of what we can offer as a service organization and that we have a well result to actually deliver — everything from the recognition and we’ve talked about many times last year, been Microsoft’s Vendor of the Year has carried forward in to the level of quality that we have delivered is a tough. As the service base business and so I think at the end of the day, it comes down to reputation and delivery and that’s a direct result of having quality people run the organization.
<Q — Robert Riggs>: Right, great thank you.
Operator: Our next question will come from the line of Claus Saderheim [ph] of Deutsche Bank. Please proceed.
<Q>: Hi, I have got the question on the repurchase program. You’re planning to buyback 25 million shares you have got it — like 23 million in cash. So assuming that we are going to buy that 4, the $100 million. Is that the project that will take years and come out of cash from operating activities? The other sources of cash that I didn’t catch on to?

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<A — Richard Pehlke>: That’s an excellent question, the authorization just to be clear the authorization for our share repurchase program is that we may purchase up to 25 million shares between the now and 2009. 25 million shares, excuse me, 25 million shares through the end of the next calendar year. We will implement that repurchase program on a time-to-time basis. We’ve got a structure program ready that we put in place as I indicated in my remarks.
Speaking about the cash flow of the business, it is important to understand that our cash flow is — seasonal in nature along with our business we are cash use business in the first half of the year and primarily cash generation business in the last half of the year much of that relates to how we manage our working capital particularly in services side of business and where there are many things that get deferred at the end of the year and then paid down at the beginning of year with the expectations we’ve outlined for revenue and profitability, we are cash flow positive business to the combination of that and we do have expectations that we would be returning capital from the five assets that have outlined in my remarks. We should have more than enough liquidity to meet of our investment needs as well as implement a share repurchase program and again to be clear its $25 million of our shares over the course through 2009.
<Q>: May be I misunderstood it it’s $25 million worth of stock its not 25 million shares.
<A>: Right.
<Q>: Okay, great thanks.
<A>: You’re welcome.
Operator: Our next question will come from the line of Rod Hans [ph] of Key Point Capital.
<A>: Hi, Rod.
<Q>: Hi, how are you doing? Thanks for taking my call. Can you detail the cost savings synergies that you increased in the overall synergies and even else?
<A — Gary Hunt>: Well I think we’ve been fairly clear about this. This is primarily head count driven. It’s the removal of duplicate overhead, and of combining the services side of the business, particularly on the transaction services and management services side and the number that we’ve outlined is an annual rate of savings. Some of that money has been reinvested back in the business for some of our new hires. And we will also realize cost saving as the year continues to progress and into ‘09, on a year-over-year basis.
<Q>: Okay. And then, have you given estimates for your overall equity raise for ‘08?
<A — Gary Hunt>: We haven’t given — we haven’t given estimates for, as I indicated — we have raised, just over $500 million from the first half of the year and if — if you take will raise significantly more than that we expecting in the second half. So that will put us well over $1 billion.
<Q>: Okay and then have you seen any gains in the non-traded market share?
<A — Gary Hunt>: Significantly we moved from 11 I believe at the end of the first quarter to 7 to 8 at the end of the second quarter if memory serves correctly on the Healthcare REIT, we expect that trajectory with the addition of new selling agreements by significant broker dealers to hopefully put us on the top five by the end of the third quarter.
<Q>: Got it. Okay thanks I have no other question.
<A>: Thank you.

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Operator: [Operator Instructions].
Gary Hunt, Interim Chief Executive Officer
Okay great. Well, ladies and gentlemen thank you very much for taking our call. We certainly look forward to any question you might have don’t hesitate to call any one of us during today or at any time we are happy to respond and we certainly appreciate our relationship and our trust and confidence in us. Have a great day. Thank you.
Operator: Thank you for your participation. You may now disconnect. Have great day.
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